    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1996



                                                      REGISTRATION NO. 333-11667

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         AMERICAN MEDSERVE CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                           5122                          36-3925637
 (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
              of                  Classification Code Number)          Identification No.)
incorporation or organization)

                          184 SHUMAN BLVD., SUITE 200
                           NAPERVILLE, ILLINOIS 60563
                                 (630) 717-2904
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                              TIMOTHY L. BURFIELD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          184 SHUMAN BLVD., SUITE 200
                           NAPERVILLE, ILLINOIS 60563
                                 (630) 717-2820
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

       Charles R. Wallace               Glenn W. Reed, Esq.             Kenneth J. Vaughan, Esq.
   Vice President-Finance and        Gardner, Carton & Douglas             Chapman and Cutler
    Chief Financial Officer           321 North Clark Street,            111 West Monroe Street
 American Medserve Corporation               Suite 3100                 Chicago, Illinois 60603
  184 Shuman Blvd., Suite 200         Chicago, Illinois 60610                (312) 845-3793
   Naperville, Illinois 60563              (312) 245-8446
         (630) 717-2904

                           --------------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as follows:

Securities and Exchange Commission registration fee..............  $  31,865
National Association of Securities Dealers, Inc. filing fee......      9,741
Nasdaq National Market entry fee.................................     45,947
Blue Sky fees and expenses.......................................      *
Legal fees and expenses..........................................      *
Accountants' fees and expenses...................................      *
Printing and engraving expenses..................................      *
Transfer Agent and Registrar fees and expenses...................      *
Miscellaneous....................................................      *
                                                                   ---------
    Total........................................................  $   *
                                                                   ---------
                                                                   ---------

------------------------
*To be supplied by amendment.

    The Company will bear all of the foregoing fees and expenses.

    The foregoing, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market entry fee, are estimates.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Registrant's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that the Registrant shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

    Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Amended and Restated Certificate of Incorporation includes a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

    Pursuant to the Underwriting Agreement as set forth in Exhibit 1.1., the directors and officers of the Registrant are indemnified against certain civil liabilities that they may incur under the Securities Act of 1933, as amended, in connection with this Registration Statement and the related Prospectus.

    The Registrant may purchase directors and officers liability insurance, which would provide coverage against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    In the three years preceding the filing of this Registration Statement, the Company sold the following securities that were not registered under the Act:

        On August 2, 1994, the Registrant issued 7,867.1 shares of Class B common stock (547,944 shares of Common Stock as reclassified) to Timothy L. Burfield (889.7 of which Class B shares (61,966 shares of Common Stock) were subsequently forfeited) for an aggregate consideration of $69,437.50. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act of 1933, no public sale having been involved.

        On August 2, 1994, the Registrant issued 56,500 shares of Class A common stock (3,935,238 shares of Common Stock as reclassified) to Golder, Thoma, Cressey, Rauner Fund IV, L.P. for consideration of $5,650,000. Golder, Thoma, Cressey, Rauner Fund IV, L.P contributed an additional aggregate of $16,850,000 to the capital of the Registrant on March 9, 1995, April 13, 1995, May 8, 1995, August 3, 1995, January 15, 1996, April 15, 1996, April
    30, 1996 and May 8, 1996. Exemption from registration is claimed pursuant to
    Section 4(2) of the Securities Act of 1933, no public sale having been involved.

        On August 5, 1996, the Registrant issued a convertible promissory note in the principal amount of $2,000,000 to Royal Care of America, Inc. ("Royal Care") as partial payment for the acquisition of certain assets of Royal Care. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act of 1933, no public sale having been involved.


        On August 23, 1996, the Registrant issued shares of Class B common stock (Common Stock as reclassified) to the following persons in the following amounts in exchange for their shares in certain of the Company's subsidiaries: William J. and Mary Jane Gatti (3,909.06 Class B shares/272,267 shares of Common Stock); Nelson L. Showalter (588.96 Class B shares/41,021 shares of Common Stock); Frank R. Gelafio (1,220.74 Class B shares/85,025 shares of Common Stock); Lee R. Youngberg (1,220.74 Class B shares/85,025 shares of Common Stock); Ronald E. Keith (413.85 Class B shares/28,825 shares of Common Stock); James Pietryga (103.65 Class B shares/7,220 shares of Common Stock); Bruce Gerlich (90.86 Class B shares/6,328 shares of Common Stock); Mitch Overstreet (90.86 Class B shares/6,328 shares of Common Stock); Sterling Acquisition Partners, Inc. (1,550.36 Class B shares/107,983 shares of Common Stock); Pharmed, Inc. (1,054.33 Class B shares/73,435 shares of Common Stock); and Pharmed of Baton Rouge, Inc. (243.46 Class B shares/16,957 shares of Common Stock). Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act of 1933, no public sale having been involved.


        On September 5, 1996, the Registrant issued shares of Class B common stock (Common Stock as reclassified) for a purchase price of $98.46 per Class B share ($1.41 per share of Common Stock) to the following persons in the following amounts, each of whom paid 10% of the purchase price for their shares in cash and 90% in the form of interest-bearing demand notes: Timothy
    L. Burfield (340 Class B shares/23,681 shares of Common Stock); Charles R. Wallace (1,496.45 Class B shares/104,228 shares of Common Stock); Michael B. Freedman (1,156.08 Class B shares/80,522 shares of Common Stock); J. Jeffrey Gephart (750.72 Class B shares/52,288 shares of Common Stock); Thomas C. Loftus (100 Class B shares/6,965 shares of Common Stock); George E. Pepe (100 Class B shares/6,965 shares of Common Stock); Charles C. Halberg (170.18 Class B shares/11,853 shares of Common Stock); Mark A. Jerstad (170.18 Class B shares/11,853 shares of Common Stock); and James H.S. Cooper (170.18 Class B shares/11,853 shares of Common Stock). Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act of 1933, no public sale having been involved.

    No underwriters were involved in any of the foregoing sales of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits -- See Index to Exhibits.

    (b) Financial Statement Schedule.
Schedule VIII -- Valuation of Qualifying Accounts

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions specified in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville, Illinois, on the 3rd day of October, 1996.


                                          AMERICAN MEDSERVE CORPORATION


                                          By: ______/s/_TIMOTHY L. BURFIELD_____

                                                     Timothy L. Burfield
                                             CHIEF EXECUTIVE OFFICER, PRESIDENT
                                                        AND DIRECTOR


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 3, 1996.



                     SIGNATURE                                                  TITLE
---------------------------------------------------  ------------------------------------------------------------

                  /s/ TIMOTHY L. BURFIELD
     ----------------------------------------        President and Chief Executive Officer and Director
                Timothy L. Burfield                   (Principal Executive Officer)

                   /s/ CHARLES R. WALLACE
     ----------------------------------------        Vice President-Finance and Chief Financial Officer
                Charles R. Wallace                    (Principal Financial and Accounting Officer)

                                  *
     ----------------------------------------        Chairman of the Board
                 Bryan C. Cressey

                                  *
     ----------------------------------------        Director
                 James H.S. Cooper

                                  *
     ----------------------------------------        Director
                Charles C. Halberg

                                  *
     ----------------------------------------        Director
                  Mark A. Jerstad

              */s/ CHARLES R. WALLACE
      ---------------------------------------
              Charles R. Wallace, as
           attorney-in-fact pursuant to
           power of attorney granted in
       Registration Statement No. 333-11667
            filed on September 10, 1996

                               INDEX TO EXHIBITS


 EXHIBIT                                                  DESCRIPTIONS
---------  ----------------------------------------------------------------------------------------------------------
    1.1*   Form of Underwriting Agreement
    3.1    Form of Amended and Restated Certificate of Incorporation
    3.2    Amended and Restated By-laws
    4.1*   Specimen Common Stock Certificate
    5.1*   Opinion of Gardner, Carton & Douglas
   10.1*   1996 Stock Option Plan
   10.2    Stock Option Plan for Directors and Executive and Key Employees of Gatti LTC Services, Inc.
   10.3    Stock Option Plan for Directors and Executive and Key Employees of Williamson Drug Company Incorporated
   10.4    Stock Option Plan for Directors and Executive and Key Employees of Nihan & Martin, Inc.
   10.5    Stock Option Plan for Directors and Executive and Key Employees of Dixon Pharmacy, Inc.
   10.6    Form of Subsidiary Non-Qualified Stock Option Agreement
   10.7    Form of Subsidiary Participation Agreement
   10.8*   Amended and Restated Senior Management Agreement, made as of             , 1996, between the Company and
            Timothy L. Burfield
   10.9    Senior Management Agreement, made as of September 5, 1996, between the Company and Michael B. Freedman
   10.10   Senior Management Agreement, made as of September 5, 1996, between the Company and Charles R. Wallace
   10.11   Senior Management Agreement, made as of September 5, 1996, between the Company and J. Jeffrey Gephart
   10.12   Director Stock Agreement, made as of September 5, 1996, between the Company and James H. S. Cooper
   10.13   Director Stock Agreement, made as of September 5, 1996, between the Company and Charles C. Halberg
   10.14   Director Stock Agreement, made as of September 5, 1996, between the Company and Mark A. Jerstad
   10.15   Amended and Restated Stockholders Agreement, dated as of August 23, 1996, by and among the Company,
            Golder, Thoma, Cressey, Rauner Fund IV, L.P. (the "GTCR Fund"), Timothy L. Burfield, Michael B. Freedman,
            Charles R. Wallace, J. Jeffrey Gephart, James H. S. Cooper, Charles C. Halberg, Mark A. Jerstad, William
            J. and Mary Jane Gatti, Nelson L. Showalter, Frank R. Gelafio, Lee R. Youngberg, Ronald E. Keith, James
            Pietryga, Bruce Gerlich, Mitch Overstreet, Sterling Acquisition Partners, Inc., Pharmed, Inc., Pharmed of
            Baton Rouge, Inc., Joseph Dellantonio, Thomas C. Loftus and George E. Pepe.
   10.16   Registration Agreement, dated as of August 23, 1996, by and among the GTCR Fund, Timothy L. Burfield,
            Michael B. Freedman, Charles R. Wallace, J. Jeffrey Gephart, James H. S. Cooper, Charles C. Halberg, Mark
            A. Jerstad, William J. and Mary Jane Gatti, Nelson L. Showalter, Frank R. Gelafio, Lee R. Youngberg,
            Ronald E. Keith, James Pietryga, Bruce Gerlich, Mitch Overstreet, Sterling Acquisition Partners, Inc.,
            Pharmed, Inc., Pharmed of Baton Rouge, Inc., Joseph Dellantonio, Thomas C. Loftus and George E. Pepe.

 EXHIBIT                                                  DESCRIPTIONS
---------  ----------------------------------------------------------------------------------------------------------
   10.17*  Agreement made and entered into as of October   , 1996 by and between the Company the the GTCR Fund.
   10.18   Amendment No. 1 to the Equity Purchase Agreement, made and entered into as of August 15, 1996, by and between the Company and the GTCR Fund
   10.19   Agreement, dated as of August 15, 1996, between the Company and the GTCR Fund relating to the Additional
            GTCR Shares
   10.20   Shareholders Agreement, dated as of April 30, 1996, by and among Good Samaritan Supply Services, Inc., The
            Evangelical Lutheran Good Samaritan Foundation and the Company
   10.21   Non-Competition and Marketing Assistance Agreement, made as of April 30, 1996, by and among the Company,
            Good Samaritan Supply Services, Inc., The Evangelical Lutheran Good Samaritan Foundation and The
            Evangelical Lutheran Good Samaritan Society
   10.22   Letter Agreement, dated February 21, 1996, as amended, between the Company and Equitable Securities
            Corporation
   10.23   Credit Agreement, dated as of March 15, 1996, among AMC Regional Holdings, Inc., the Institutions from time to time party thereto as Lenders and The First National Bank of Chicago, as Agent (the "Credit
            Agreement"). The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to the Credit Agreement upon request by the Commission
   10.24   Credit Agreement, dated as of June 21, 1996, among Good Samaritan Supply Services, Inc., the Institutions from time to time party thereto as Lenders and LaSalle National Bank, as Agent. The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to the Credit
            Agreement upon request by the Commission
   10.25   Termination Agreement, dated as of August 15, 1996, between the Company and GTCR IV, L.P.
   10.26   Reimbursement and Conversion Agreement between the Company and the GTCR Fund dated August 2, 1996.
   11.1++  Statement re: computation of per share earnings
   21.1*   Subsidiaries of the Company
   23.1++  Consent of Ernst & Young, LLP
   23.2++  Consent of S.B. Hoover & Company, L.L.P.
   23.3++  Consent of Lindgren, Callihan, Van Osdol & Co., Ltd.
   23.4++  Consent of Coopers & Lybrand L.L.P.
   23.5++  Consent of Price Waterhouse LLP
   23.6*   Consent of Gardner, Carton & Douglas (included in Exhibit 5.1)
   24.1++  Powers of Attorney
   27.1++  Financial Data Schedule


------------------------
*To be filed by amendment.

++Filed on September 10, 1996 as part of the Registration Statement.